Exhibit 99.1

FactSet Research Systems Inc.

601 Merritt 7

Norwalk, Connecticut 06851
203.810.1000 / 203.810.1001 Fax

FOR IMMEDIATE RELEASE

FactSet Research Systems Reports Results for the Third Quarter of Fiscal 2014

●	ASV increased $12.3 million, up 7% organically
●	Adjusted EPS rose 11% to $1.25
●	Free cash flow generation was $91 million
●	FactSet names 18-year veteran, Phil Snow, as President

NORWALK, Conn., June 17, 2014 - FactSet Research Systems Inc. (NYSE:FDS) (NASDAQ:FDS), a leading provider of integrated global financial information and analytical applications to the investment community, today announced its results for the third quarter of fiscal 2014.

For the quarter ended May 31, 2014, revenues advanced to $231.8 million, up 8% over the prior year. Included in this total was $3.7 million from acquisitions completed since June 2013. Operating income was $73.0 million compared to $71.6 million in the year ago quarter. Net income was $51.5 million versus $53.4 million a year ago. Diluted earnings per share was $1.21 compared to $1.20 in the same period of fiscal 2013.

Adjusted operating income for the quarter increased 6% over the prior year. Adjusted operating income excludes a non-cash pre-tax charge of $1.4 million related to vesting of performance-based options in connection with StreetAccount and a $1.6 million pre-tax legal charge primarily from settling a claim. Adjusted net income rose 6% and excludes the after-tax stock-based compensation charge of $1.0 million, the after-tax legal charge of $1.1 million and $0.6 million in income tax benefits from finalizing prior years’ tax returns. Adjusted net income in the year ago quarter excludes income tax benefits of $3.3 million related to the U.S. Federal R&D tax credit and finalizing prior years’ tax returns.

Adjusted diluted EPS grew 11% to $1.25. The fiscal 2014 third quarter adjusted diluted EPS of $1.25 excludes $0.02 from stock-based compensation, $0.03 from a legal charge primarily to settle a claim and $0.01 in income tax benefits. Prior year adjusted diluted EPS of $1.13 excludes income tax benefits of $0.07 per share from the U.S. Federal R&D tax credit and finalizing prior years’ tax returns.

A reconciliation between GAAP and adjusted financial measures is presented on page 9 of this press release.

Consolidated Statements of Income

(Condensed and Unaudited)	Three Months Ended May 31,
(In thousands, except per share data)	2014	2013	Change
Revenues	$231,761	$214,613	8%
Adjusted operating income	$76,084	$71,637	6%
Adjusted net income	$53,095	$50,085	6%
Adjusted diluted earnings per share	$1.25	$1.13	11%
Diluted weighted average shares	42,615	44,485

“I’m pleased to see that our ASV growth rate accelerated to 7% and adjusted EPS grew by 11% in the just completed third quarter,” said Philip Hadley, Chairman and CEO. “We continued to capitalize on our opportunities as evidenced by adding 30 net new clients and 620 net new users in the past three months. I’m also excited to announce that Phil Snow has accepted the role as President, effective July 1st.”

Annual Subscription Value (“ASV”)

ASV totaled $932 million at May 31, 2014, up 7% organically over the prior year and increased $12.3 million over the last three months. Buy-side clients account for 83.1% of ASV and the remainder from sell-side firms who perform M&A advisory work and equity research. ASV at any given point in time represents the forward-looking revenues for the next 12 months from all services currently being supplied to clients.

Financial Highlights – Third Quarter of Fiscal 2014

●	ASV from U.S. operations was $630 million and $302 million was related to international operations.
●	U.S. revenues were $156.3 million, up 6% from the year ago quarter.
●	Non-U.S. revenues rose to $75.5 million. Excluding incremental revenue from the acquisition of Matrix and the impact of foreign currency, the international growth rate was 8%.
●	Operating margin was 31.5% compared to 33.4% a year ago. Acquisitions completed since June 2013 reduced the operating margin by 120 basis points.
●	Adjusted operating margin was 32.8%, which excludes $1.4 million from vesting performance-based options and $1.6 million from a legal charge primarily to settle a claim.
●

The effective tax rate for the third quarter was 29.8%, up from 25.9% a year ago. Excluding income tax benefits from both periods, the current year annual effective rate was 30.5% compared to 29.0% in the prior year period. If the U.S. Federal R&D tax credit had been re-enacted by May 31, 2014, the annual effective tax rate would have been 28.7%.

●	Quarterly free cash flow was $91 million.

Operational Highlights – Third Quarter of Fiscal 2014

●	Client count rose by 30 and totaled 2,662 at May 31, 2014.
●	Annual client retention was greater than 95% of ASV and 93% when expressed as a percentage of clients.
●	Users of the FactSet workstation increased by 620 and totaled 52,483 professionals at May 31, 2014.
●	Employee count was 6,372 at May 31, 2014, up 8% over last year.
●	Capital expenditures were $3.7 million.
●	The regular quarterly dividend increased 11% from $0.35 to $0.39 per share, beginning with the Company’s dividend payment on June 17, 2014 to holders of record of FactSet common stock on May 30, 2014.
●	The Company repurchased 540,000 shares for $56.9 million during the third quarter. At May 31, 2014, $162 million remains authorized for future repurchases.
●	Common shares outstanding were 42.0 million at May 31, 2014.
●

FactSet was recently recognized as one of the UK’s “Best Workplaces” by the Great Place to Work® Institute UK for the sixth consecutive year, listed in Crain’s “Chicago’s Best Places to Work” for the second year in a row and included in the “2014 Best Places to Work in France” list for the third consecutive year.

●	In May 2014, FactSet and Japan-based QUICK Corp. agreed to jointly develop a new premium service that QUICK Corp. will sell exclusively in Asia, including Japan.

FactSet Names 18-Year Veteran, Phil Snow, as President

FactSet also announced that Phil Snow has been named President, effective July 1, 2014. Mr. Snow will report directly to Philip Hadley, Chairman and CEO. Mr. Snow joined FactSet in 1996 and is currently Senior Vice President, Director of U.S. Investment Management Sales. In his new role, Mr. Snow will be responsible for the strategies that drive FactSet’s mission: to provide best-of-breed products and client service to financial professionals worldwide. He will have oversight and management responsibility for both FactSet’s Sales and Operations teams. FactSet’s Executive Vice Presidents, Michael Frankenfield and Peter Walsh, will remain in their current roles, both reporting to Mr. Snow.

Philip Hadley said, ”During Phil Snow’s tenure at FactSet, he has held many roles within the global sales organization. He has a stellar track record of executing growth strategies and consistently improving the performance of the teams he has managed. I am delighted that he has agreed to accept the additional responsibilities of this role to help lead FactSet into its next phase of growth.”

Business Outlook

The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. The Company does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Fourth Quarter Fiscal 2014 Expectations

●	Revenues are expected to range between $235 million and $240 million.
●	Operating margin is expected to range between 32.5% and 33.5%, which includes a 100 basis point reduction from the recent acquisitions of Revere and Matrix.
●	The annual effective tax rate is expected to range between 30% and 31% and assumes that the U.S. Federal R&D tax credit will not be re-enacted by the end of the fourth quarter of fiscal 2014.
●	Diluted EPS should range between $1.30 and $1.32. The lapse in the U.S. Federal R&D tax credit on December 31, 2013 reduced each end of the diluted EPS range by $0.03.

Conference Call

The Company will host a conference call today, June 17, 2014, at 11:00 a.m. (Eastern Time) to review the third quarter fiscal 2014 earnings release. To listen, please visit the investor relations section of the Company’s website at www.factset.com.

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like "expected," "anticipates," "plans," "intends," "projects," "should," "indicates," "continues," "subscriptions" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company's leading technological position; the impact of global market trends on the Company's revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the successful resolution of ongoing audits by tax authorities; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Adjusted Financial Measures

Financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”) including operating income, net income and diluted earnings per share have been adjusted. Adjusted operating income excludes a non-cash pre-tax charge of $1.4 million related to vesting of performance-based options granted in connection with StreetAccount and $1.6 million of legal fees incurred during the current year third quarter primarily to settle a claim. Adjusted net income excludes the after-tax stock-based compensation charge of $1.0 million, after-tax legal fees of $1.1 million and $0.6 million in income tax benefits from finalizing prior years’ tax returns. Adjusted net income in the year ago quarter excludes income tax benefits of $3.3 million related to the U.S. Federal R&D tax credit and finalizing prior years’ tax returns. The fiscal 2014 third quarter adjusted diluted EPS of $1.25 excludes $0.02 from stock-based compensation, $0.03 from legal fees primarily to settle a claim and $0.01 in income tax benefits. Prior year adjusted diluted EPS of $1.13 excludes income tax benefits of $0.07 per share from the U.S. Federal R&D tax credit and finalizing prior years’ tax returns. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because it permits investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Non-GAAP Free Cash Flow

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. Included in the just completed third quarter was $95 million of net cash provided by operations and $4 million of capital expenditures. The presentation of free cash flow is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet, a leading provider of financial information and analytics, helps the world’s best investment professionals outperform. More than 50,000 users stay ahead of global market trends, access extensive company and industry intelligence, and monitor performance with FactSet’s desktop analytics, mobile applications, and comprehensive data feeds. The Company has been included in FORTUNE's Top 100 Best Companies to Work For, the United Kingdom’s Great Places to Work and France’s Best Workplaces. FactSet is listed on the New York Stock Exchange and NASDAQ (NYSE:FDS) (NASDAQ:FDS). Learn more at www.factset.com, and follow us on Twitter: www.twitter.com/factset.

FactSet Research Systems Inc.

Consolidated Statements of Income – Unaudited

	Three Months Ended May 31,		Nine Months Ended May 31,
(In thousands, except per share data)	2014	2013	2014	2013

Revenues	$231,761	$214,613	$681,671	$638,779

Operating expenses
Cost of services	90,661	76,721	261,165	226,148
Selling, general and administrative	68,063	66,255	197,673	213,746
Total operating expenses	158,724	142,976	458,838	439,894

Operating income	73,037	71,637	222,833	198,885

Other income	334	361	1,018	1,146
Income before income taxes	73,371	71,998	223,851	200,031

Provision for income taxes	21,839	18,631	67,715	52,357
Net income	$51,532	$53,367	$156,136	$147,674

Diluted earnings per common share	$1.21	$1.20	$3.62	$3.30

Diluted weighted average common shares	42,615	44,485	43,170	44,784

FactSet Research Systems Inc.

Consolidated Statements of Comprehensive Income – Unaudited

	Three Months Ended May 31,		Nine Months Ended May 31,
(In thousands)	2014	2013	2014	2013

Net income	$51,532	$53,367	$156,136	$147,674

Other comprehensive income (loss), net of tax
Net unrealized gain (loss) on cash flow hedges*	2,341	(549)	5,625	822
Foreign currency translation adjustments	545	(2,478)	12,199	(4,135)
Other comprehensive income (loss)	2,886	(3,027)	17,824	(3,313)
Comprehensive income	$54,418	$50,340	$173,960	$144,361

* For the three and nine months ended May 31, 2014, the unrealized gain on cash flow hedges was net of tax expense of $1,391 and $3,352, respectively. The unrealized (loss) gain on cash flow hedges disclosed above for the three and nine months ended May 31, 2013, was net of tax benefit of $328 and tax expense of $494, respectively.

FactSet Research Systems Inc.

Consolidated Balance Sheets - Unaudited

(In thousands)	May 31, 2014	August 31, 2013

ASSETS
Cash and cash equivalents	$118,858	$196,627
Investments	15,217	12,725
Accounts receivable, net of reserves	86,069	73,290
Prepaid taxes	3,136	16,937
Deferred taxes	1,667	2,803
Prepaid expenses and other current assets	15,156	15,652
Total current assets	240,103	318,034

Property, equipment, and leasehold improvements, net	58,045	65,371
Goodwill	287,287	244,573
Intangible assets, net	44,603	36,223
Deferred taxes	23,587	22,023
Other assets	6,011	3,973
TOTAL ASSETS	$659,636	$690,197

LIABILITIES
Accounts payable and accrued expenses	$27,295	$29,864
Accrued compensation	33,290	40,137
Deferred fees	37,658	29,319
Taxes payable	4,568	3,769
Dividends payable	16,386	15,164
Total current liabilities	119,197	118,253

Deferred taxes	3,092	2,396
Taxes payable	5,157	5,435
Deferred rent and other non-current liabilities	16,922	22,334
TOTAL LIABILITIES	$144,368	$148,418

STOCKHOLDERS’ EQUITY
Common stock	$487	$481
Additional paid-in capital	377,805	326,869
Treasury stock, at cost	(660,071)	(454,917)
Retained earnings	810,396	700,519
Accumulated other comprehensive loss	(13,349)	(31,173)
TOTAL STOCKHOLDERS’ EQUITY	515,268	541,779
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$659,636	$690,197

 FactSet Research Systems Inc.

Consolidated Statements of Cash Flows - Unaudited

(In thousands)	Nine Months Ended May 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$156,136	$147,674
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	25,852	26,941
Stock-based compensation expense	17,425	31,813
Deferred income taxes	(2,038)	2,025
Gain on sale of assets	(62)	(7)
Tax benefits from share-based payment arrangements	(6,815)	(14,858)
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(9,001)	5,006
Accounts payable and accrued expenses	(2,260)	2,276
Accrued compensation	(7,368)	(11,514)
Deferred fees	4,709	2,882
Taxes payable, net of prepaid taxes	20,777	(368)
Prepaid expenses and other assets	(1,931)	1,253
Deferred rent and other non-current liabilities	(1,241)	(927)
Other working capital accounts, net	(461)	1,431
Net cash provided by operating activities	193,722	193,627

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(46,873)	(705)
Purchases of investments	(7,818)	(8,406)
Proceeds from sales of investments	6,871	7,500
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(11,704)	(13,288)
Net cash used in investing activities	(59,524)	(14,899)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(44,736)	(40,693)
Repurchase of common stock	(205,154)	(188,066)
Proceeds from employee stock plans	26,799	91,011
Tax benefits from share-based payment arrangements	6,815	14,858
Net cash used in financing activities	(216,276)	(122,890)

Effect of exchange rate changes on cash and cash equivalents	4,309	(2,043)

Net (decrease) increase in cash and cash equivalents	(77,769)	53,795

Cash and cash equivalents at beginning of period	196,627	189,044
Cash and cash equivalents at end of period	$118,858	$242,839

Reconciliation of GAAP to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including operating income, net income and diluted earnings per share have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because it permits investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

(Unaudited)	Three Months Ended May 31,
(In thousands, except per share data)	2014	2013	Change
GAAP Operating income	$73,037	$71,637
Vesting performance-based stock options (a)	1,415	-
Legal charge primarily from settling a claim (b)	1,632	-
Adjusted Operating income	$76,084	$71,637	6%

GAAP Net income	$51,532	$53,367
Vesting performance-based stock options (a)(c)	983	-
Legal charge primarily from settling a claim (b)(c)	1,134	-
Income tax benefits (d)	(554)	(3,282)
Adjusted Net income	$53,095	$50,085	6%

Adjusted Diluted earnings per common share	$1.25	$1.13	11%
Weighted average common shares (Diluted)	42,615	44,485

(a)

GAAP operating income was adjusted to exclude a non-cash pre-tax charge of $1.4 million for stock-based compensation. The vesting of the performance-based stock options increased stock-based compensation, net of tax by $1.0 million and reduced diluted earnings per share by $0.02.

(b)

GAAP operating income was adjusted to exclude a $1.6 million pre-tax legal charge primarily from settling a claim. The legal charge increased SG&A expenses by $1.1 million, net of tax and reduced diluted earnings per share by $0.03.

(c)

For the purposes of calculating adjusted net income and adjusted diluted earnings per share, the pre-tax stock-based compensation charge of $1.4 million and the legal charge totaling $1.6 million were taxed at the current year annual effective tax rate of 30.5%.

(d)

GAAP net income was adjusted to exclude $0.6 million of income tax benefits related to finalizing prior years’ tax returns. GAAP diluted EPS was adjusted to exclude $0.01 from these same income tax benefits. GAAP financial measures in the fiscal 2013 third quarter were adjusted to exclude $3.3 million or $0.07 per diluted share in income tax benefits from the U.S. Federal R&D credit and finalizing prior years’ tax returns.

Reconciliation of Non-GAAP Financial Measures

Financial measures in accordance with U.S. GAAP including operating income, net income and diluted earnings per share have been adjusted below.

Three Months Ended May 31, 2014

(Condensed and Unaudited) In thousands	GAAP	Stock-Based Compensation	Amortization of Intangible Assets	Income Tax Benefits (b)	Non-GAAP
Operating Income	$73,037	$6,809	$2,354		$82,200
Net Income (a)	$51,532	$4,732	$1,636	$(554)	$57,346
Diluted EPS (a) (c)	$1.21	$0.11	$0.04	$(0.01)	$1.35
Weighted Average Shares	42,615				42,615

(a)

For the purposes of calculating non-GAAP net income and non-GAAP diluted EPS, stock-based compensation expense and the amortization of intangible assets were taxed at the current year annual effective tax rate of 30.5%.

(b)

GAAP net income was adjusted to exclude $0.6 million of income tax benefits related to finalizing prior years’ tax returns. GAAP diluted EPS was adjusted to exclude $0.01 from these same income tax benefits.

(c)	The sum of the non-GAAP diluted earnings per share may not equal the totals above due to rounding.